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                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 22, 1999, except for the last paragraph of Note 7, as to which the date is January 10, 2000, with respect to the financial statements of eB2B Commerce, Inc. as of December 31, 1998 and for the period from November 6, 1998 (inception) through December 31, 1998 included in the Proxy Statement of DynamicWeb Enterprises, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of DynamicWeb Enterprises, Inc. for the registration of 38,965,450 shares of its common stock.


New York, New York
January 24, 2000